SUB-ITEM 77Q3

AIM Global Growth Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 4/30/2009
File number: 811-6463
Series No.:  5

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                         $ 2,660
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                         $     5
        Class C                         $     3
        Class Y                         $    12
        Institutional                   $    21


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                          0.2357
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                          0.0035
        Class C                          0.0035
        Class Y                          0.2382
        Institutional                    0.3688


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          10,966
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                           1,239
        Class C                             769
        Class Y                              63
        Institutional                        56


74V.  1 Net asset value per share (to nearest cent)
        Class A                           15.72
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                           14.80
        Class C                           14.80
        Class Y                           15.75
        Institutional                     15.73